Exhibit 99.1

Ventas, Inc.    10350 Ormsby Park Place, Ste 300  Louisville, Kentucky 40223    (502) 357.9000    (502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President and CFO
(502) 357-9000

VENTAS REPORTS FOURTH QUARTER FFO OF $0.40 PER SHARE

2003 FFO PER SHARE INCREASES 13 PERCENT TO $1.54

Ventas Increases First Quarter 2004 Dividend 21.5 Percent to $0.325 Per Share

LOUISVILLE, Ky (February 26, 2004) – Ventas, Inc. (NYSE:VTR) (“Ventas” or the “Company”) said today that normalized Funds From Operations (“FFO”) for the 2003 fourth quarter rose 33 percent to $32.3 million, compared with $24.2 million in the comparable 2002 period. Normalized FFO per diluted share increased 18 percent to $0.40 from $0.34 per diluted share for the comparable 2002 period. In the fourth quarter ended December 31, 2003, the Company had 81.2 million weighted average diluted shares outstanding, compared to 71.2 million weighted average diluted shares outstanding a year earlier.

The quarter benefited from increased rents resulting from Ventas’s annual lease escalations, income from the Company’s 2002 investments with Trans Healthcare, Inc. (“THI”), decreased interest expense due to lower debt balances and the early pay-off of the United States Settlement.

Normalized FFO per diluted share for the year ended December 31, 2003 was $1.54, a 13 percent increase from the year ended December 31, 2002 level of $1.36 per diluted share. Normalized FFO for 2003 grew 29 percent year-over-year, to $123.5 million in 2003 from $95.6 million in 2002.

Normalized FFO for all periods excludes (a) gains on sales of common stock in the Company’s primary tenant, Kindred Healthcare, Inc. (NASDAQ:KIND) (“Kindred”), (b) the benefit of a $20.2 million reversal of a previously recorded contingent liability, which was recorded as income in the first quarter of 2003, (c) losses from early extinguishment of debt and (d) a one-time swap breakage expense incurred in connection with the Company’s debt refinancing in April 2002.

“In the fourth quarter, Ventas was hitting on all cylinders,” Ventas Chairman, President and CEO Debra A. Cafaro said. “Our strategic diversification program moved forward with our announcement of the acquisition of ElderTrust (NYSE:ETT), which closed February 5, 2004. We also completed the sale of ten underperforming facilities to Kindred, generating $85 million in proceeds,” she added. “Our shareholders are benefiting from our double-digit FFO per share growth. We will continue to manage the Company to deliver consistent, superior total shareholder return while we broaden the Company’s tenant and asset base.”

GAAP NET INCOME

After discontinued operations of $61.8 million, or $0.76 per diluted share, Ventas reported fourth quarter 2003 net income of $77.1 million, or $0.95 per diluted share. After discontinued operations of $1.2 million, or $0.01 per diluted share, net income for the fourth quarter ended December 31, 2002 was $9.4 million, or $0.13 per diluted share. A breakdown of discontinued operations is included in a schedule attached to this Press Release.

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

After discontinued operations of $66.0 million, or $0.82 per diluted share, net income for the year ended December 31, 2003 was $162.8 million, or $2.03 per diluted share. Net income for the year ended 2002 was $65.7 million, or $0.93 per diluted share, after discontinued operations of $28.4 million, or $0.40 per diluted share.

DIVIDEND INCREASE

Ventas also said its Board of Directors voted to increase the Company’s first quarter 2004 dividend to $0.325 per share, an increase of 21.5 percent from the quarterly dividend of $0.2675 it paid for 2003. The first quarter 2004 dividend is payable on March 25, 2004 to stockholders of record on March 15, 2004.

“We are delighted to begin the year by increasing our dividend by over 21 percent,” Cafaro said. “We want to share the benefits of our cash flow growth with our shareholders and at the same time maintain a conservative, secure dividend payout ratio of approximately 75 percent of anticipated 2004 FFO.”

FOURTH QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	Ventas announced the acquisition of ElderTrust for $184 million, adding 18 new properties including nine assisted living facilities, one independent living facility, five skilled nursing facilities, two medical office buildings and one financial building to the Company’s extensive portfolio. The acquisition was completed February 5, 2004. At the closing of the transaction, ElderTrust had approximately $33.5 million in unrestricted and restricted cash on hand, effectively reducing the net purchase price.
•	Early in 2004, Ventas announced the acquisition of 14 assisted and independent living facilities for $115 million that will be leased to nationally recognized Brookdale Living Communities, Inc. (“Brookdale”). The facilities are located in ten states, contain about 2,000 private pay units and have an average occupancy of 93 percent. Ventas has closed on seven of the properties, and expects to complete the remaining transactions shortly.
•	Ventas sold 10 underperforming properties to its primary tenant, Kindred, for total consideration of $85 million. The transaction resulted in a gain of $54.9 million. Included in the sale were two hospitals and eight skilled nursing facilities. Proceeds from the sale were redeployed into Ventas’s strategic diversification program, including the acquisition of ElderTrust.
•	On a pro forma basis for 2004, assuming the completion of the ElderTrust and Brookdale transactions on January 1, 2004, Kindred rent would represent 83 percent of the Company’s expected revenue in 2004.
•	At December 31, 2003, the Company’s net debt: EBITDA ratio stood at 2.8x, as a result of the Company’s consistent efforts to strengthen its balance sheet.
•	Each of Moody’s and Standard and Poor’s rating agencies raised its outlook for Ventas to positive in the fourth quarter.
•	The 227 skilled nursing facilities and hospitals leased to Kindred produced EBITDAR to rent coverage of 1.7 times (after management fees) for the trailing twelve month period ended September 30, 2003 (the latest date available).
•	On October 1, 2003, Medicare reimbursement for skilled nursing facilities increased by 6.26 percent.
•	Ventas reduced the notional amount of its swap to $330 million from $450 million in December 2003.
•	Ventas finished 2003 with Total Shareholder Return (“TSR”) of 106 percent, and 70 percent compound annual TSR for the three years ended December 31, 2003, making it the top performing Real Estate Investment Trust (“REIT”) in the Morgan Stanley REIT Index for both periods.
•	The Company opened its Distribution Reinvestment and Stock Purchase Plan (“DRIP”) to permit shareholders to invest in Ventas stock directly and through dividend reinvestment, with a two percent discount.

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

•	Consistent with the Company’s focus on sound corporate governance, the Company terminated its Shareholders Rights Plan (which had an anti-takeover effect) in 2003.

FOURTH QUARTER 2003 RESULTS

Revenue for the quarter ended December 31, 2003 was $50.5 million, of which $47.4 million (or 93.7 percent) resulted from leases with Kindred. Fourth quarter expenses totaled $35.3 million, and included $9.9 million of depreciation expense, $15.9 million of interest expense on debt financing and $5.2 million loss on swap breakage. General, administrative and professional expenses for the 2003 fourth quarter totaled $3.9 million.

2003 RESULTS

Revenue for 2003 was $205.0 million, of which $183.2 million (or 89.4 percent) resulted from leases with Kindred. Expenses of $108.3 million for the year were reduced by the $20.2 million reversal of a contingent liability and included $39.7 million of depreciation expense, $61.8 million of interest expense and $4.9 million of interest expense on the United States Settlement, which was paid in full in June 2003 without prepayment penalty or premium. General and administrative and professional expenses for the year totaled $15.2 million.

VENTAS AFFIRMS 2004 NORMALIZED FFO GUIDANCE

Ventas affirmed its 2004 normalized FFO guidance of between $1.70 and $1.74 per diluted share. If achieved, these results would represent approximately 12 percent per share growth in normalized FFO in 2004. The Company’s guidance includes the impact of the recently completed merger with ElderTrust and the acquisition and leasing of the remaining seven Brookdale properties that are currently under contract for purchase. There can be no assurance that the remaining Brookdale transactions will occur or when they will occur. Any failure or delay in completing these transactions will reduce the amount of 2004 FFO Ventas expects to achieve. Consistent with its practice, Ventas’s FFO guidance (and related GAAP earnings projections) for 2004 exclude the impact of additional acquisitions and divestitures, gains and losses on the sales of assets, and capital transactions. Its guidance also excludes the future impact of (a) any expense the Company records for non-cash “swap ineffectiveness,” and (b) any expenses related to the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

Reconciliation of the Company’s normalized FFO guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may from time to time update its publicly announced FFO guidance, but it is not obligated to do so.

ASSUMPTIONS AND QUALIFICATIONS

The declaration and payment of future dividends remains subject to the oversight and approval of the Company’s Board of Directors and is generally reviewed quarterly. The Company may from time to time update its publicly announced expectations regarding future dividends but it is not obligated to do so.

The Company’s FFO guidance and expectation regarding future dividends are based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve the projected FFO results or the timing or amount of future dividends.

FOURTH QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Friday morning, February 27, 2004, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being web cast by CCBN and can be

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

accessed at the Ventas website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the web cast will be available at approximately 12:00 p.m. Eastern Time and will be archived for thirty (30) days.

Ventas, Inc. is a healthcare real estate investment trust that owns 42 hospitals, 199 nursing facilities, 18 senior housing facilities and 11 other facilities in 38 states. The Company also has investments in 25 additional healthcare and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (“Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company’s spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy and the Company’s ability to identify and consummate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the year ending December 31, 2003, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003	December 31, 2002
Assets
Real estate investments:
Land	$104,300	$119,559
Building and improvements	985,881	1,101,847

	1,090,181	1,221,406
Accumulated depreciation	(408,891)	(409,132)

Total net real estate property	681,290	812,274
Loan receivable, net	16,455	16,528

Total net real estate investments	697,745	828,802
Cash and cash equivalents	82,104	2,455
Restricted cash	7,575	19,953
Investment in Kindred common stock	—	16,713
Deferred financing costs, net	13,465	17,704
Notes receivable from employees, former employees and accrued interest	3,772	4,139
Other assets	8,189	6,014

Total assets	$812,850	$895,780

Liabilities and stockholders’ equity (deficit)
Liabilities:
Senior Notes payable and other debt	$640,562	$707,709
United States Settlement	—	43,992
Securities settlement due (purchase of Senior Notes)	—	37,366
Deferred revenue	15,308	18,883
Interest rate swap agreements	27,868	47,672
Accrued dividend	21,614	16,596
Accrued interest	5,821	7,237
Accounts payable and other accrued liabilities	14,562	25,402
Other liabilities—disputed refunds and accumulated interest	406	14,156
Deferred income taxes	30,394	30,394

Total liabilities	756,535	949,407

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, unissued	—	—
Common stock	20,652	20,652
Capital in excess of par value	162,466	191,779
Unearned compensation on restricted stock	(748)	(793)
Accumulated other comprehensive loss	(18,294)	(26,116)
Retained earnings (deficit)	(56,790)	(134,279)

	107,286	51,243
Treasury stock	(50,971)	(104,870)

Total stockholders’ equity (deficit)	56,315	(53,627)

Total liabilities and stockholders’ equity (deficit).	$812,850	$895,780

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2003, 2002 and 2001

(In thousands, except per share amounts)

	2003	2002
Revenues:
Rental income	$191,232	$175,950
Interest income from loan receivable	3,036	995
Gain on sale of Kindred common stock	9,039	5,014
Interest and other income	1,696	1,178

Total revenues	205,003	183,137

Expenses:
General and administrative	12,724	9,763
Professional fees	2,434	3,150
Amortization of restricted stock grants	1,274	1,853
Depreciation	39,720	38,459
Net loss on swap breakage	5,168	5,407
Swap ineffectiveness	296	1,850
Loss on extinguishment of debt	84	11,077
Interest	61,790	71,027
Interest on United States Settlement	4,943	5,461
Reversal of contingent liability	(20,164)	—

Total expenses	108,269	148,047

Income before provision (benefit) for income taxes, gain on disposal of real estate assets and discontinued operations	96,734	35,090
Provision (benefit) for income taxes	—	(2,200)

Income before gain on disposal of real estate assets and discontinued operations	96,734	37,290
Net gain on real estate disposals	—	64

Income before discontinued operations	96,734	37,354
Discontinued operations (including gain/loss on sale of assets)	66,019	28,352

Net income	$162,753	$65,706

Earnings per common share:
Basic:
Income before discontinued operations	$1.22	$0.54
Net income	$2.05	$0.95
Diluted:
Income before discontinued operations	$1.21	$0.53
Net income	$2.03	$0.93

Weighted average number of shares outstanding, basic	79,340	69,336
Weighted average number of shares outstanding, diluted	80,094	70,290

Dividend declared per common share	$1.07	$0.95

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003 and 2002

(In thousands)

	2003	2002
Cash flows from operating activities:
Net income	$162,753	$65,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including amounts in discontinued operations)	41,943	42,107
Amortization of deferred financing costs	4,095	3,706
Amortization of restricted stock grants	1,274	1,853
Reversal of contingent liability	(20,164)	—
Normalized rents	(108)	(188)
Gain on sale of assets (including amounts in discontinued operations)	(60,820)	(28,528)
Loss on impairment of assets (included in discontinued operations)	845	—
Loss on extinguishment of debt	84	11,077
Amortization of deferred revenue	(3,707)	(2,711)
Net loss on swap breakage	5,168	5,407
Swap ineffectiveness	296	1,850
Other	(508)	174
Changes in operating assets and liabilities:
Decrease in restricted cash	12,378	820
Increase in accounts receivable and other assets	(1,892)	(1,338)
Increase (decrease) in accounts payable and accrued and other liabilities	(4,271)	16,450

Net cash provided by operating activities	137,366	116,385
Cash flows from investing activities:
Purchase of furniture and equipment	(258)	(308)
Investment in real estate property	—	(53,000)
Investment in loan receivable	—	(64,931)
Proceeds from sale of loan receivable, net	—	49,033
Sale of real estate properties	139,164	28,620
Proceeds from sale of Kindred Healthcare, Inc. common stock	20,223	6,950
Proceeds from loan receivable	205	—
Repayment (issuance) of notes receivable from employees	367	(504)

Net cash provided by (used in) investing activities	159,701	(34,140)
Cash flows from financing activities:
Net change in borrowings under revolving line of credit	(59,900)	(101,301)
Proceeds from debt	—	620,300
Purchase of senior notes	(37,366)	—
Repayment of debt	(7,247)	(18,590)
Repayment of debt through refinancing	—	(607,106)
Payment of swap breakage fee	(8,575)	(12,837)
Payment of deferred financing costs	(40)	(15,127)
Payment on the United States Settlement	(46,647)	(10,755)
Issuance of common stock	22,604	97,155
Cash distribution to stockholders	(80,247)	(50,125)

Net cash used in financing activities	(217,418)	(98,386)

Net increase (decrease) in cash and cash equivalents	79,649	(16,141)
Cash and cash equivalents at beginning of year	2,455	18,596

Cash and cash equivalents at end of year	$82,104	$2,455

Supplemental disclosure of cash flow information:
Interest paid including swap payments and receipts	$70,342	$60,790

Supplemental disclosure of non cash activity:
Dividend distribution of Kindred common stock	$—	$17,086

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

SUPPLEMENTAL DATA

Funds from Operations

FFO and Normalized FFO for the four quarters and year ended December 31, 2003 (in thousands, except per share amounts):

	First	Second	Third	Fourth	Year
Net income	$37,288	$16,129	$32,212	$77,124	$162,753
Adjustments:
Depreciation on real estate assets	9,864	9,861	9,878	9,833	39,436
Other items:
Discontinued operations:
Real estate depreciation – discontinued	873	873	286	191	2,223
(Gain) loss on sale of real estate	—	5,254	(2,065)	(54,970)	(51,781)

FFO	48,025	32,117	40,311	32,178	152,631
Realized gain on sale of Kindred common stock	—	(922)	(8,117)	—	(9,039)
Reversal of contingent liability	(20,164)	—	—	—	(20,164)
Loss on extinguishment of debt	—	—	—	84	84

Normalized FFO	$27,861	$31,195	$32,194	$32,262	123,512

Per diluted share:
Net income	$0.47	$0.20	$0.40	$0.95	$2.03
Adjustments:
Depreciation on real estate assets	0.12	0.12	0.12	0.12	0.49
Other items:
Discontinued operations:
Real estate depreciation – discontinued	0.02	0.01	0.00	0.00	0.03
(Gain) loss on sale of real estate	—	0.07	(0.02)	(0.67)	(0.64)

FFO	0.61	0.40	0.50	0.40	1.91
Realized gain on sale of Kindred common stock	—	(0.01)	(0.10)	—	(0.11)
Reversal of contingent liability	(0.26)	—	—	—	(0.26)
Loss on extinguishment of debt	—	—	—	0.00	0.00

Normalized FFO	$0.35	$0.39	$0.40	$0.40	$1.54

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

Projected FFO per diluted share for the year ended December 31, 2004:

	2004 Projected
Per diluted share:
Net income	$1.14	—	$1.18
Adjustments:
Depreciation on real estate assets	0.56	—	0.56

FFO	$1.70	—	$1.74
Adjustments:	—		—

Normalized FFO	$1.70	—	$1.74

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

Net Debt to EBITDA

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and Normalized EBITDA for the years ended December 31, 2003 and 2002 (dollars in thousands):

	Year Ended December 31, 2003	Year Ended December 31, 2002
Net income	$162,753	$65,706
Add Back:
Interest	61,790	71,027
Interest on United States Settlement	4,943	5,461
Depreciation	39,720	38,459
Swap ineffectiveness	296	1,850
Amortization of restricted stock grants	1,274	1,853
Benefit for income taxes	—	(2,200)
Net loss on swap breakage	5,168	5,407
Loss on extinguishment of debt	84	11,077
Discontinued Operations add back:
Depreciation	2,223	3,648
Interest	3,075	5,732

EBITDA	281,326	208,020
Adjustments:
Gain on sale of Kindred common stock	(9,039)	(5,014)
Reversal of contingent liability	(20,164)	—
Discontinued operations:
(Gain) loss on sale of real estate	(51,781)	(23,450)
Loss on impairment of asset	845	—

Normalized EBITDA	$201,187	$179,556

Debt	$640,562	$707,709
Kindred common stock	—	(16,713)
Cash	(82,104)	(2,455)

Net debt	$558,458	$688,541

Net debt to EBITDA	2.8x	3.8x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. Normalized EBITDA excludes income and expense items that are nonrecurring in the Company’s core business. The Company considers the Net Debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

Ventas, Inc.

2003 QUARTERLY STATEMENTS OF INCOME

($000, except per share amounts)

	First	Second	Third	Fourth	Year
Revenues:
Rental income	$45,764	$46,705	$49,355	$49,408	$191,232
Interest income from loan receivable	747	758	766	765	3,036
Gain on sale of Kindred common stock	—	922	8,117	—	9,039
Interest and other income	492	553	280	371	1,696

Total revenues	47,003	48,938	58,518	50,544	205,003
Expenses:
General and administrative	3,140	3,080	3,136	3,368	12,724
Professional fees	760	702	416	556	2,434
Amortization of restricted stock grants	291	310	309	364	1,274
Depreciation	9,928	9,925	9,952	9,915	39,720
Net loss on swap breakage	—	—	—	5,168	5,168
Swap ineffectiveness	—	369	—	(73)	296
Loss on extinguishment of debt	—	—	—	84	84
Interest	15,932	15,662	14,313	15,883	61,790
Interest on United States Settlement	1,182	3,761	—	—	4,943
Reversal of contingent liability	(20,164)	—	—	—	(20,164)

Total expenses	11,069	33,809	28,126	35,265	108,269

Income before discontinued operations	35,934	15,129	30,392	15,279	96,734
Discontinued operations	1,354	1,000	1,820	61,845	66,019

Net income	$37,288	$16,129	$32,212	$77,124	$162,753

Weighted average number of shares outstanding, basic	78,834	78,935	79,389	80,187	79,340
Weighted average number of shares outstanding, diluted	79,296	79,575	80,258	81,232	80,094
Earnings per common share:
Basic:
Income before discontinued operations	$0.46	$0.19	$0.38	$0.19	$1.22
Discontinued operations	0.01	0.01	0.03	0.77	0.83

Net income	$0.47	$0.20	$0.41	$0.96	$2.05

Diluted:
Income before discontinued operations	$0.45	$0.19	$0.38	$0.19	$1.21
Discontinued operations	0.02	0.01	0.02	0.76	0.82

Net income	$0.47	$0.20	$0.40	$0.95	$2.03

Discontinued Operations
Revenues	$3,420	$4,195	$1,261	$1,389	$10,265
Interest and other income	—	4,116	—	6,000	10,116
Interest	1,193	1,184	375	323	3,075
Depreciation	873	873	286	191	2,223
Loss on impairment of asset held for sale	—	—	845	—	845

Income before gain on sale of real estate	1,354	6,254	(245)	6,875	14,238
Gain on sale of real estate	—	(5,254)	2,065	54,970	51,781

Discontinued operations	$1,354	$1,000	$1,820	$61,845	$66,019

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

Ventas, Inc.

2002 QUARTERLY STATEMENTS OF INCOME

(In thousands, except per share amounts)

	First	Second	Third	Fourth	Year
Revenues:
Rental Income	$42,786	$43,759	$44,221	$45,184	$175,950
Interest income from loan receivable	—	—	—	995	995
Gain on sale of Kindred common stock	—	3,822	1,192	—	5,014
Interest and other income	342	373	237	226	1,178

Total revenues	43,128	47,954	45,650	46,405	183,137
Expenses:
General and administrative	2,311	2,601	2,410	2,441	9,763
Professional fees	565	936	900	749	3,150
Amortization of restricted stock grants	422	715	354	362	1,853
Depreciation	9,518	9,527	9,527	9,887	38,459
Loss on extinguishment of debt	—	6,919	—	4,158	11,077
Net loss on swap breakage	—	5,407	—	—	5,407
Swap ineffectiveness	—	180	118	1,552	1,850
Interest	18,331	17,594	17,322	17,780	71,027
Interest on United States Settlement	1,471	1,402	1,331	1,257	5,461

Total expenses	32,618	45,281	31,962	38,186	148,047

Income before benefit for income taxes, gain on disposal of real estate assets and discontinued operations	10,510	2,673	13,688	8,219	35,090
Benefit for income taxes	—	—	(2,200)	—	(2,200)

Income before gain on disposal of real estate assets and discontinued operations	10,510	2,673	15,888	8,219	37,290
Net gain on real estate disposals	—	—	—	64	64

Income before discontinued operations	10,510	2,673	15,888	8,283	37,354
Discontinued operations	2,191	23,795	1,205	1,161	28,352

Net income	$12,701	$26,468	$17,093	$9,444	$65,706

Weighted average number of shares outstanding, basic	68,698	68,850	69,098	70,637	69,336
Weighted average number of shares outstanding, diluted	69,844	70,002	70,047	71,204	70,290
Earnings per common share:
Basic:
Income before discontinued operations	$0.15	$0.04	$0.23	$0.12	$0.54
Discontinued operations	0.03	0.34	0.02	0.01	0.41

Net income	$0.18	$0.38	$0.25	$0.13	$0.95

Diluted:
Income before discontinued operations	$0.15	$0.04	$0.23	$0.12	$0.53
Discontinued operations	0.03	0.34	0.01	0.01	0.40

Net income	$0.18	$0.38	$0.24	$0.13	$0.93

Discontinued Operations
Revenues	$3,611	$3,812	$3,429	$3,430	$14,282
Interest	1,529	1,485	1,337	1,381	5,732
Depreciation	948	925	887	888	3,648

Income before gain on sale of real estate	1,134	1,402	1,205	1,161	4,902
Gain on sale of real estate	1,057	22,393	—	—	23,450

Discontinued operations	$2,191	$23,795	$1,205	$1,161	$28,352

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of healthcare properties as of and for the year ended December 31, 2003, excluding discontinued operations ($’s in thousands):

	As of and for the Year Ended December 31, 2003 [1]
Portfolio by Type	# of Properties	# of Beds	Revenue	Percent of Rental Revenue	# of States
Healthcare Property
Skilled Nursing Facilities	194	24,399	$124,628	65%	30
Hospitals	42	3,629	65,493	34%	19
Other Facilities	9	181	1,111	1%	2

Total	245	28,209	$191,232	100%	37

Other Real Estate Investments
Loan Receivable	25	1,983	$3,036

[1]	The information presented above does not give effect to the consummation of the ElderTrust merger or the Brookdale acquisitions.

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDAR coverage by Master Lease after management fees and excluding the 26 facilities sold to Kindred in 2003:

Master Lease	TTM [1] EBITDAR Coverage [2]
1	2.0
2	1.9
3	1.4
4	1.5
5	1.3

Portfolio	1.7

[1]	Trailing Twelve Months EBITDAR ended September 30, 2003 (the latest available data provided by Kindred) to the sum of (a) the Company’s Trailing Twelve Months cash rental revenue, plus (b) the $8.6 million in annual rental revenue added by the June 30, 2003 Master Lease amendments.

[2]	Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting a 5 percent management fee. EBITDAR is adjusted by $4.4 million in order to normalize certain of Kindred’s professional liability insurance expenses.

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Ventas Reports Fourth Quarter FFO of $0.40 Per Share

February 26, 2004

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

2004	$3,412
2005	3,690
2006	210,122
2007	57,300
2008	—
Thereafter	366,038

Total	$640,562

-END-